Exhibit 10.1

       INVESTools Appoints Douglas T. Tansill as Lead Director;
           Elects F. Warren McFarlan to Board of Directors


    HOUSTON--(BUSINESS WIRE)--Dec. 13, 2004--INVESTools Inc. (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that Douglas T. Tansill, who has served on the Company's Board of Directors since October 2003, has been appointed as lead director. The Company also announced that F. Warren McFarlan, 67, has been elected to the Company's Board of Directors, effective immediately.
    As lead director, Mr. Tansill will aid and assist the Chairman of the Board, as well as other Board members, in managing the affairs of the Board and the Company and in assuring effective corporate governance. Mr. Tansill is a private investor and financial consultant and has been associated with Cove Harbor Partners, LLC since 2000. He also serves on the Board of Directors of Niagara Corporation.
    "The appointments of Doug Tansill as Lead Director and Warren McFarlan as Director are progressive steps in assuring INVESTools' leadership in corporate governance within our market segment and to our shareholders," said Lee K. Barba, Chairman and Chief Executive Officer. "Warren's experience in managing several of Harvard Business School's international education initiatives, most recently as Senior Associate Dean and Director of Asia Pacific, and his subject expertise in management information systems, will complement the Board's current expertise in corporate finance, law, tax and technology in determining the Company's growth strategies for our shareholders."
    Mr. McFarlan, who has been a professor at Harvard Business School since 1973, has co-authored several books and is a member of several corporate and non-profit Boards. He earned his AB from Harvard University in 1959 and his MBA and DBA from the Harvard Business School in 1961 and 1965, respectively.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 134,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.


    CONTACT: INVESTools Inc.
             Paul A. Helbling, 281-588-9102
             paul.helbling@investools.com